Exhibit 99.1

Contacts:
Tom Ward	317-685-7330 Investors
Nicole Kennon	704-804-1960 Media

Simon Property Group Announces Appointment of Randall J. Lewis to Board of Directors

INDIANAPOLIS, March 23, 2023 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that Randall J. Lewis has been appointed to its Board of Directors, effective March 21, 2023. Mr. Lewis is the Managing Partner for Cleveland Avenue, LLC, a venture capital investment firm that invests in agrifood and beverage, related technologies, and life-style related technology investments. He has been with the firm since 2020.

Mr. Lewis has over thirty-five years of finance, risk management, and operations experience. This includes his years with GE, Wells Fargo and Elevance Health, Inc. (Formerly Anthem). While working for these Fortune 500 companies, Mr. Lewis held various senior executive roles, including Executive Vice President and Chief Compliance Officer, Executive Vice President and Chief Auditor, Managing Director of Corporate Development, and Chief Executive Officer for a start-up logistics firm.

David Simon, Chairman of the Board, Chief Executive Officer and President, remarked, “On behalf of the entire Board, I would like to welcome Randall. We are fortunate to have attracted someone with the experience, skills and character that Randall has.”

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.